Exhibit 10.17

AMENDMENT I

TO FLORIDA BUSINESS BANCGROUP, INC.

2000 KEY EMPLOYEE STOCK COMPENSATION PROGRAM

At Florida BusinessBancGroup, Inc.’s 2004 Annual Meeting of Shareholders, the shareholders approved an amendment to the 2000 Key Employee Stock Compensation Program (“Program”). The amendment increased the number of shares reserved for issuance upon the exercise of options from 76,500 to 196,500 shares. Therefore, Article 3 of the General Provisions of the Program now states:

Article 3. Maximum Number of Shares Subject to the Program. The maximum aggregate number of shares of Common Stock available pursuant to the Plans, subject to adjustment as provided in Article 6 hereof, shall be 196,500 shares of Common Stock. If any of the options granted under this Program expire or terminate for any reason before they have been exercised in full, the unpurchased shares subject to those expired or terminated options shall again be available for the purposes of the Program.